EXHIBIT 10.21
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                                                          EXHIBIT 10.21
RESTRICTED STOCK AGREEMENT

    1. Grant of Restricted Stock. Pursuant to the provisions of the Avon Products, Inc., 1993 Stock Incentive Plan (the "Plan"), Avon Products, Inc. ("Company"), effective as of November 4, 1993, has granted to Edward
J. Robinson ("Grantee") Ten Thousand (10,000) shares of the Company's Common Stock. This grant is subject to the terms and conditions set forth below, as well as those in the Plan to the extent not inconsistent herein.

    2. Receipt and Delivery of Restricted Stock. The Grantee waives receipt from the Company of a certificate or certificates representing the shares of Common Stock granted hereunder. Grantee acknowledges and agrees that the Company shall retain custody of such certificate or certificates until the restrictions imposed by Paragraph 3 on the Common Stock granted hereunder lapse. Concurrently with the execution of this agreement, the Grantee has delivered to the Company an irrevocable stock power endorsed in blank.

    3. Restrictions of Transfer of Stock. The Common Stock granted hereunder may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered prior to the earliest of:

    (a)  June 1, 2001,

    (b) the date of occurrence of a "Change of Control" as defined in the Plan,

    (c) The date the Grantee's employment has been terminated by action of the Company other than for "cause", or

    (d) the date at which all grants of Restricted Stock to Grantee made after May 1, 1991, must fully vest pursuant to the terms of Grantee's Employment Agreement with the Company, including if applicable, vesting due to "Constructive Termination" as defined therein, at which time the restrictions imposed on such Common Stock shall lapse and the Common Stock shall be delivered to Grantee without a restrictive legend on any Common Stock certificate. In the event that Grantee should receive any such shares within six months of the date of grant, however, he may not sell or otherwise transfer such shares prior to the end of such six month period (May 4, 1994).

    4.  Forfeiture of Stock.

    (a) In the event the Grantee terminates employment at any time prior to Paragraph 3 having become effective and his termination is (i) voluntary, but with the consent of the Company, or (ii) due to death or disability, the Grantee (or his estate) shall receive a portion of such shares determined by multiplying the number of such shares by a fraction, the denominator of which is 90 months and the numerator of which is the number of months of the Grantee's active employment from the date of Grant to the date of employment termination. The balance of such shares shall be forfeited and shall revert to the Company.

    (b) In the event that the Grantee terminates employment at any time prior to Paragraph 3 having become effective and his termination is (i)
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voluntary, but without the Company's consent, or (ii)  due to action by the
Company for "cause" as defined in Grantee's Employment Agreement with the Company, all shares shall be forfeited and shall revert to the Company.

    5. Dividends and Voting. The Grantee shall receive any and all dividends on the Common Stock granted hereunder when paid regardless of whether the restrictions imposed by Paragraph 3 hereof have lapsed. The Grantee also shall have the right to vote the Common Stock granted hereunder regardless of whether such restrictions have lapsed.

    6. No Right to Employment. The execution and delivery of this agreement and the granting of Common Stock hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ the Grantee for any specific period.

    7. Change of Capitalization. If, prior to the time the restrictions imposed by Paragraph 3 on the Common Stock granted hereunder lapse, the Company shall be reorganized, or consolidated or merged with another corporation, any stock, securities or other property exchangeable for such Common Stock pursuant to such reorganization, consolidation or merger shall be deposited with the Company and shall become subject to the restrictions and conditions of this agreement to the same extent as if it had been the original property granted hereby.

    8. Application of Laws. The granting of Common Stock hereunder shall be subject to all applicable laws, rules and regulations, including all reporting requirements of federal securities laws.

    9. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company on the delivery of Common Stock hereunder shall be paid to the Company by the Grantee by the time such taxes are required to be paid or deposited by the Company. Prior to the lapse of restrictions, the Grantee shall be given the option to satisfy any tax obligations by
(i)  tendering cash to the Company prior to the time of delivery or
(ii) authorizing the conversion to cash by the Company of a sufficient amount of Common Stock prior to delivery. In any event, the Company reserves the right to retain the value of sufficient shares to equal the amount of the tax required to be withheld.

    10. Change in Control. In accordance with Section 3.1(d) of the Plan all of the shares of Common Stock granted hereunder shall be cashed out in the event of a Change in Control as defined by the Plan. For this purpose, the "Change in Control Price" shall be the higher of (i) the highest price paid for a share of Stock as reported on the New York Stock Exchange Composite Tape during the 12 month period ending with the effective date of Change in Control or (ii) the highest cash tender offer price for a share of Stock during such period. In the event that a tender offer for Stock consists of a combination of cash and securities, the Change in Control Price calculated under (ii) would be based solely on the cash price equivalent of such offer.
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    IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this agreement in duplicate as of the Date of Grant first written above.


                                     AVON PRODUCTS, INC.




                                     By:/s/ Marcia L. Worthing
                                     Senior Vice President-
                                     Human Resources


                                     /s/ Edward J. Robinson

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